Exhibit (h)(2)(b)

                                   SCHEDULE A

                         EATON VANCE MUTUAL FUNDS TRUST

                        ADMINISTRATIVE SERVICES AGREEMENT


Name of Fund                                                    Effective Date                    Fee*
------------                                                    --------------                    ----
Eaton Vance Tax-Managed Value Fund                              August 16, 1999                  0.15%
Eaton Vance Tax-Managed Young Shareholder Fund                  May 1, 2000                      0.15%
Eaton Vance Floating-Rate High Income Fund                      June 19, 2000                    0.15%
Eaton Vance Tax-Managed Capital Appreciation Fund               June 19, 2000                    0.15%
Eaton Vance Floating-Rate Fund                                  August 14, 2000                  0.15%
Eaton Vance Tax-Managed Growth Fund 1.2                         March 1, 2001                    0.15%
Eaton Vance Tax-Managed Emerging Growth Fund 1.2                March 1, 2001                    0.15%
Eaton Vance International Growth Fund                           June 18, 2001                    0.15%
Eaton Vance Equity Research Fund                                August 13, 2001                  0.15%
Eaton Vance Tax-Managed Equity Asset Allocation Fund            December 10, 2001                0.15%
Eaton Vance Tax-Managed Mid-Cap Stock Fund                      December 10, 2001                0.15%
Eaton Vance Tax-Managed Small Company Value Fund                December 10, 2001                0.15%

-----------------------------
* Fee is a percentage of average daily net assets per annum, computed and paid monthly.